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                     November 14, 2023

       Saqib Islam
       Chief Executive Officer
       SpringWorks Therapeutics, Inc.
       100 Washington Blvd
       Stamford, CT 06902

                                                        Re: SpringWorks
Therapeutics, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed February 28,
2023
                                                            File No. 001-39044

       Dear Saqib Islam:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences